Exhibit (h)(8)

EIGHTH AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement is effective as of this      day of             , 2014, between BMO Funds, Inc., a Wisconsin corporation (the “Funds”), and BMO Asset Management Corp., a Delaware corporation and the investment adviser to the Funds (the “Adviser”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           No Modification of Agreement. The Administrative Services Agreement dated January 1, 2000, as amended, (the “Agreement”) is hereby incorporated by reference. Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Agreement, except as may be specifically set forth herein.

2.           Section 4 of the Agreement, Compensation, is hereby amended to read in its entirety as follows:

4.           Compensation. For the Administrative Services provided, the Funds hereby agree to pay and the Adviser hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee:

(a)	With respect to the EQUITY FUNDS (excluding the BMO Mid-Cap Value Fund, BMO Mid-Cap Growth Fund, BMO Small-Cap Value Fund, BMO Small-Cap Core Fund, and BMO Alternative Strategies Fund), INTERNATIONAL AND GLOBAL FUNDS (excluding the BMO Pyrford Global Equity Fund and BMO Pyrford International Stock Fund), and FIXED INCOME FUNDS (excluding the BMO Multi-Asset Income Fund) (as such terms are defined in the Funds’ current prospectus) at the following annual rates as a percentage of each portfolio’s aggregate daily net assets (“ADNA”), payable daily, as specified below:

Fee	ADNA
0.0925%	on the first $250 million
0.0850%	on the next $250 million
0.0800%	on the next $200 million
0.0400%	on the next $100 million
0.0200%	on the next $200 million
0.0100%	on assets in excess of $1.0 billion

(b)	With respect to the BMO Mid-Cap Value Fund, BMO Mid-Cap Growth Fund, BMO Small-Cap Value Fund, BMO Small-Cap Core Fund, BMO Pyrford Global Equity Fund, BMO Pyrford International Stock Fund, BMO Multi-Asset Income Fund, and BMO Alternative Strategies Fund at the flat rate of 0.15% of each portfolio’s ADNA, payable daily.

(c)	With respect to the MONEY MARKET FUNDS (as such term is defined in the Funds’ current prospectus) at the following annual rates based on the aggregate

ADNA of the MONEY MARKET FUNDS combined, payable daily, as specified below:

Fee	Combined ADNA
.040%	on the first $2 billion
.030%	on the next $2 billion
.025%	on the next $2 billion
.020%	on the next $2 billion
.010%	on ADNA in excess of $8 billion

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BMO FUNDS, INC.	BMO ASSET MANAGEMENT CORP.

By:	By:

Name: John M. Blaser Title: President	Name: Title:

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